Consent of Independent Registered Public Accounting Firm

Those charged with governance of Talcott Resolution Life Insurance Company DC Variable Account -I:

We consent to the use, in this Post-Effective Amendment No. 40 to Registration Statement No. 033-19947 on Form N-4 (the Registration Statement), of our report, dated April 29, 2021, with respect to the statements of assets and liabilities of Talcott Resolution Life Insurance Company DC Variable Account — I (comprised of the sub-accounts listed in the Appendix to our report) as of December 31, 2020, and the related statements of operations for the year or period then ended and statements of changes in net assets for each of the years or periods in the two-year period then ended, and the financial highlights for each of the years or periods in the five-year period then ended, incorporated by reference in the Statement of Additional Information, which is a part of the Registration Statement, and to the references to our firm under the heading “Experts” in the Statement of Additional Information.

/s/KPMG LLP

Boston, Massachusetts
April 29, 2021